UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2025

SPHERE ENTERTAINMENT CO.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39245	84-3755666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (725) 258-0001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	SPHR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Senior Vice President, Controller and Principal Accounting Officer

The Board of Directors (the “Board”) of Sphere Entertainment Co. (the “Company”) appointed Christopher Winters, 45, as Senior Vice President, Controller and Principal Accounting Officer of the Company, effective November 24, 2025 (the “Commencement Date”).

Mr. Winters has served as Vice President, Accounting at Madison Square Garden Entertainment Corp. (“MSGE”) since May 2023. In that role, he has been responsible for all technical accounting and accounting policy-related matters across MSGE. He also serves in a divisional controller capacity for MSGE’s Marketing Partnerships, Premium Hospitality and Accounts Receivable, Credit & Collection Shared Services Groups. Prior to his role at MSGE, Mr. Winters served as Vice President, Accounting at the Company (formerly Madison Square Garden Entertainment Corp.) from April 2020 to May 2023. Prior to his role at the Company, Mr. Winters served in various Vice President and Director roles at Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) from January 2016 to April 2020. Prior to these roles, from October 2002 to January 2016, Mr. Winters served in the audit practice of Ernst & Young, LLP, a professional services firm providing audit, tax and advisory services, most recently as a Senior Manager, focused primarily on media & entertainment and technology clients.

Employment Agreement with Christopher Winters

In connection with Mr. Winters’ appointment, Mr. Winters and the Company entered into an employment agreement (the “Winters Employment Agreement”), dated as of November 19, 2025, which contemplates Mr. Winters’ employment commencing effective as of the Commencement Date.

The Winters Employment Agreement provides for an annual base salary of not less than $400,000. Mr. Winters will be eligible to participate in the Company’s annual bonus program with an annual target bonus equal to not less than 40% of annual base salary, except that with respect to the Company’s current fiscal year (ending December 31, 2025), Mr. Winters will be eligible for a pro-rated annual discretionary bonus covering the six-month period of July 1, 2025 through December 31, 2025. He will be eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Company. It is expected that Mr. Winters will receive one or more annual long-term awards with an aggregate target value of not less than $330,000, except that with respect to the fiscal year starting January 1, 2026, Mr. Winters will be eligible for a grant of cash and/or equity awards with a target value of $287,500. Mr. Winters will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the third anniversary of the Commencement Date (the “Scheduled Expiration Date”), Mr. Winters’ employment with the Company is terminated (i) by the Company other than for “cause” (as defined in the Winters Employment Agreement), or (ii) by Mr. Winters for “good reason” (as defined in the Winters Employment Agreement) and so long as cause does not then exist, then, subject to Mr. Winters’ execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. Winters’ annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred. If Mr. Winters’ employment is terminated due to his death or “disability” (as defined in the Company’s long term disability plan) prior to the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above.

The Winters Employment Agreement contains certain covenants by Mr. Winters, including a noncompetition agreement that restricts Mr. Winters’ ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Winters Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of November 19, 2025, between Sphere Entertainment Co. and Christopher Winters. †

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2025

SPHERE ENTERTAINMENT CO. (Registrant)

By:	/s/ Mark C. Cresitello
Name:	Mark C. Cresitello
Title:	Senior Vice President, Deputy General Counsel and Secretary